July 26, 2011

First Busey Announces 2011 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income was $7.4 million and net income available to common stockholders was $6.2 million, or $0.07 per fully-diluted common share, for the second quarter of 2011, as compared to net income of $5.7 million and net income available to common stockholders of $4.4 million, or $0.07 per fully diluted share, in the second quarter of 2010.  The Company’s 2011 year-to-date net income was $16.6 million and net income available to common stockholders was $13.5 million, or $0.16 per fully diluted share, compared to net income of $9.9 million, net income available to common stockholders of $7.3 million and fully-diluted earnings per share of $0.11 for the comparable period in 2010.

In comparison, the Company reported net income for the first quarter of 2011 of $9.1 million and net income available to common stockholders of $7.3 million, or $0.09 per fully-diluted common share.  The decline in earnings per share from the first quarter of 2011 was primarily due to a decrease in the size of the Company’s loan portfolio brought on, in part, by continuing soft loan demand, reduction in non-relationship commercial real estate loans and reduction in classified loans, lower residential mortgage sales gains, and an increase in outstanding common stock of 7.5 million shares as a result of the March 2011 conversion of preferred shares.

Balance sheet strength, profitability and growth – in that order.

Asset Quality:  Our non-performing loans at June 30, 2011 continued to show improvement.  We expect continued gradual improvement in our overall asset quality in 2011; however, this continues to be dependent upon market specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $53.8 million at June 30, 2011 from $60.9 million at March 31, 2011 and $68.1 million at December 31, 2010.

o	Illinois non-performing loans decreased to $27.8 million at June 30, 2011 from $30.1 million at March 31, 2011 and $38.3 million at December 31, 2010.
o	Florida non-performing loans decreased to $19.5 million at June 30, 2011 from $23.4 million at March 31, 2011 and $23.8 million at December 31, 2010.
o	Indiana non-performing loans decreased to $6.5 million at June 30, 2011 from $7.4 million at March 31, 2011, but increased from $6.0 million at December 31, 2010.

•	Loans 30-89 days past due decreased to $17.1 million at June 30, 2011 from $18.4 million at March 31, 2011 and $23.5 million at December 31, 2010.
•	Other non-performing assets decreased to $6.9 million at June 30, 2011 from $7.2 million at March 31, 2011 and $9.2 million at December 31, 2010.
•	The ratio of non-performing assets to total loans plus other real estate owned at June 30, 2011 decreased to 2.79% from 3.04% at March 31, 2011 and 3.25% at December 31, 2010.
•	The allowance for loan losses to non-performing loans ratio increased to 128.94% at June 30, 2011 from 122.89% at March 31, 2011 and 111.64% at December 31, 2010.
•	The allowance for loan losses to total loans ratio decreased to 3.20% at June 30, 2011 compared to 3.35% at March 31, 2011 and 3.21% at December 31, 2010.
•
Net charge-offs totaled $10.5 million in the second quarter of 2011 as compared to $6.2 million in the first quarter of 2011, but were lower than the $17.4 million recorded in the fourth quarter of 2010.

•
Provision expense of $5.0 million recorded in the second quarter of 2011 was consistent with the amount recorded in the first quarter of 2011, and was lower than the $10.3 million recorded in the fourth quarter of 2010.

Operating Performance:  Our net income increased to $7.4 million in the second quarter of 2011, as compared to $5.7 million in the second quarter of 2010, but decreased from $9.1 million in the first quarter of 2011.  The increase in the second quarter of 2011 as compared to the comparable period in 2010 relates to $0.6 million increase in pre-tax, pre-provision income and a $2.5 million decrease in provision for loan losses. As noted above, declines in loans and gains on sales of residential mortgage loans were the primary reasons for the decline in net income from the first quarter of 2011.

Significant operating performance items were:
•
Net interest income declined to $27.8 million in the second quarter of 2011, compared to $28.3 million in the first quarter of 2011 and $29.1 million in the second quarter of 2010.  Net interest income for the first six months of 2011 was $56.2 million compared to $58.1 million for the same period of 2010.  The decline is primarily related to a decline in loans, which has been partially offset by reduced funding costs.

•
Net interest margin remained flat at 3.54% for the second quarter of 2011 as compared to 3.55% for the first quarter of 2011, but increased from 3.49% for the second quarter of 2010. The net interest margin for the first six months of 2011 increased to 3.54% compared to 3.50% for the same period of 2010.

•
Gains on sales of residential mortgage loans declined to $1.8 million in the second quarter of 2011 compared to $2.6 million in the first quarter of 2011 and $3.4 million in the second quarter of 2010.  The decline in the second quarter was primarily due to a decline in volume brought on by increasing residential mortgage rates.

•	Total non-interest expenses have held steady as the second quarter of 2011 was $25.2 million compared to $25.7 million in the first quarter of 2011 and $27.7 million in the second quarter of 2010.
•
The efficiency ratio increased to 57.80% for the second quarter of 2011 from 55.87% for the first quarter of 2011 and 60.56% for the second quarter of 2010. The efficiency ratio for the first six months of 2011 was 56.81%, an improvement from 57.08% for the same period of 2010.

•
Total revenue, net of interest expense and security gains, for the second quarter of 2011 was $41.6 million, compared to $43.9 million for the first quarter of 2011 and $43.5 million for the second quarter of 2010.  Total revenue for the first six months of 2011 was $85.5 million as compared to $88.1 million in the same period of 2010.

•
FirsTech’s net income decreased slightly to $0.4 million for the second quarter of 2011, compared to $0.5 million for the first quarter of 2011 and $0.5 million for the second quarter of 2010. FirsTech’s net income for the first six months of 2011 was $0.9 million as compared to $1.1 million in the same period of 2010.

•
Busey Wealth Management’s net income of $1.0 million for the second quarter of 2011 increased from $0.7 million for the first quarter of 2011, but was consistent with net income of $1.0 million for the second quarter of 2010.  Busey Wealth Management’s net income for the first six months of 2011 was of $1.7 million as compared to $1.9 million for the first six months of 2010.

Growth:  As noted in prior releases, we began an initiative to spur organic growth in January 2011. We provided certain tools to our front line associates to foster this initiative. These tools facilitated the growth during the first six months of 2011 in non-time deposits of $37.6 million, or 2.0%, over December 31, 2010 levels.  The growth in core accounts resulted in increased fees for customer services to $4.5 million in the second quarter of 2011 as compared to $4.3 million in the first quarter of 2011 and $4.0 million in the second quarter in 2010.  The increase from new accounts has more than offset the loss of fees as a result of changes to overdraft program regulations.

Loans, net of allowance for loan losses, declined $193.8 million from December 31, 2010 due to continuing soft loan demand and our reduction of non-relationship commercial real estate exposure. However, we are beginning to see net strength in our loan pipeline as a result of the January 2011 initiative.  The economy continues to be a headwind and competition for new business banking opportunities is strong.  We believe we are up to the challenge and expect to see gradual improvement in loan volume in the following quarters. We should be able to put on additional loans at a net profit based upon our current liquidity levels and the very low earnings attributable to excess liquidity.  We will continue our practice of not sacrificing the quality of our loan portfolio for the sake of growth.

We are well positioned to explore external growth opportunities while simultaneously focusing on internal growth. We will continue to base our efforts for internal growth on service, listening to our customers and fulfilling our promise to help them accomplish their goals.

On July 29, 2011, we will pay a cash dividend of $0.04 per common share to stockholders of record as of July 22, 2011.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2011	2011	2010	2011	2010
EARNINGS & PER SHARE DATA
	Net income	$ 7,447	$ 9,110	$ 5,685	$ 16,557	$ 9,902
	Income available to common stockholders1	6,164	7,334	4,402	13,498	7,337
	Revenue2	41,587	43,888	43,504	85,475	88,061
	Fully-diluted earnings per share	0.07	0.09	0.07	0.16	0.11
	Cash dividends paid per share	0.04	0.04	0.04	0.08	0.08

	Net income by operating segment
	Busey Bank	$ 7,096	$ 8,820	$ 5,302	$ 15,916	$ 8,772
	Busey Wealth Management	974	694	959	1,668	1,858
	FirsTech	422	450	456	872	1,097

AVERAGE BALANCES
	Assets	$ 3,491,237	$ 3,590,108	$ 3,727,110	$ 3,540,399	$ 3,725,661
	Earning assets	3,209,961	3,294,097	3,402,562	3,251,797	3,402,477
	Deposits	2,823,136	2,898,517	3,107,596	2,860,618	3,098,069
	Interest-bearing liabilities	2,569,520	2,654,425	2,918,587	2,611,737	2,913,922
	Stockholders’ equity – common	325,608	289,475	229,411	307,641	230,054
	Tangible stockholders’ equity – common	286,586	249,563	186,445	268,176	186,611

PERFORMANCE RATIOS
	Return on average assets3	0.71%	0.83%	0.47%	0.77%	0.40%
	Return on average common equity3	7.59%	10.27%	7.70%	8.85%	6.43%
	Return on average tangible common equity3	8.63%	11.92%	9.47%	10.15%	7.93%
	Net interest margin3	3.54%	3.55%	3.49%	3.54%	3.50%
	Efficiency ratio4	57.80%	55.87%	60.56%	56.81%	57.08%
	Non-interest revenue as a % of total revenues2	33.05%	35.41%	33.11%	34.26%	34.02%

ASSET QUALITY
	Gross loans	$ 2,168,240	$ 2,232,849	$ 2,619,530
	Allowance for loan losses	69,329	74,849	92,129
	Net charge-offs	10,520	6,189	10,300	16,709	30,250
	Allowance for loan losses to loans	3.20%	3.35%	3.52%
	Allowance as a percentage of non-performing loans	128.94%	122.89%	104.93%
	Non-performing loans
	Non-accrual loans	52,456	56,829	85,969
	Loans 90+ days past due	1,314	4,078	1,831
	Geographically
	Downstate Illinois/ Indiana	34,260	37,527	56,030
	Florida	19,510	23,380	31,770
	Loans 30-89 days past due	17,057	18,419	14,593
	Other non-performing assets	6,855	7,193	14,299

1	Net income available to common stockholders, net of preferred dividend and TARP discount accretion
2	Net of interest expense, excludes security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	June 30,	December 31,	June 30,
	2011	2010	2010
Assets
Cash and due from banks	$ 357,193	$ 418,965	$ 279,021
Investment securities	742,793	599,459	562,978
Net loans, including loans held for sale	2,098,911	2,292,739	2,527,401
Premises and equipment	71,162	73,218	75,300
Goodwill and other intangibles	38,474	40,242	42,285
Other assets	162,355	180,380	212,231
Total assets	$ 3,470,888	$ 3,605,003	$ 3,699,216

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$ 447,650	$ 460,661	$ 438,421
Interest-bearing deposits	2,366,191	2,455,705	2,642,060
Total deposits	$ 2,813,841	$ 2,916,366	$ 3,080,481

Securities sold under agreements to repurchase	126,796	138,982	135,554
Short-term borrowings	-	-	4,000
Long-term debt	19,834	43,159	58,076
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	25,641	30,991	32,849
Total liabilities	$ 3,041,112	$ 3,184,498	$ 3,365,960
Total stockholders' equity	$ 429,776	$ 420,505	$ 333,256
Total liabilities & stockholders' equity	$ 3,470,888	$ 3,605,003	$ 3,699,216

Per Share Data
Book value per common share	$ 3.81	$ 3.65	$ 3.51
Tangible book value per common share	$ 3.36	$ 3.14	$ 2.88
Ending number of common shares outstanding	86,597	79,100	66,361

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Interest and fees on loans	$ 29,173	$ 35,544	$ 59,681	$ 71,580
Interest on investment securities	4,700	4,440	9,098	9,097
Total interest income	$ 33,873	$ 39,984	$ 68,779	$ 80,677

Interest on deposits	4,820	9,259	10,079	19,210
Interest on short-term borrowings	110	151	231	314
Interest on long-term debt	486	790	982	1,684
Junior subordinated debt owed to unconsolidated trusts	616	684	1,299	1,364
Total interest expense	$ 6,032	$ 10,884	$ 12,591	$ 22,572

Net interest income	$ 27,841	$ 29,100	$ 56,188	$ 58,105
Provision for loan losses	5,000	7,500	10,000	22,200
Net interest income after provision for loan losses	$ 22,841	$ 21,600	$ 46,188	$ 35,905

Trust fees	3,757	3,435	8,305	7,645
Commissions and brokers' fees	479	471	920	911
Fees for customer services	4,523	4,021	8,852	7,964
Remittance processing	2,403	2,233	4,784	4,853
Gain on sales of loans	1,835	3,442	4,467	5,880
Net security gains (losses)	-	-	(2)	742
Other	749	802	1,959	2,703
Total non-interest income	$ 13,746	$ 14,404	$ 29,285	$ 30,698

Salaries and wages	10,028	10,068	19,588	19,734
Employee benefits	2,506	2,543	5,265	5,182
Net occupancy expense	2,136	2,231	4,551	4,573
Furniture and equipment expense	1,340	1,578	2,664	3,109
Data processing expense	2,170	1,951	4,280	3,847
Amortization expense	884	1,022	1,768	2,045
Regulatory expense	1,308	2,040	3,155	3,503
OREO expense	135	670	347	1,063
Other operating expenses	4,678	5,564	9,232	9,824
Total non-interest expense	$ 25,185	$ 27,667	$ 50,850	$ 52,880

Income before income taxes	$ 11,402	$ 8,337	$ 24,623	$ 13,723
Income taxes	3,955	2,652	8,066	3,821
Net income	$ 7,447	$ 5,685	$ 16,557	$ 9,902
Preferred stock dividends and discount accretion	1,283	$ 1,283	$ 3,059	$ 2,565
Income available for common stockholders	$ 6,164	$ 4,402	$ 13,498	$ 7,337

Per Share Data
Basic earnings per common share	$ 0.07	$ 0.07	$ 0.16	$ 0.11
Fully-diluted earnings per common share	$ 0.07	$ 0.07	$ 0.16	$ 0.11
Diluted average common shares outstanding	86,617	$ 66,361	84,001	$ 66,361

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-three banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida. Busey Bank had total assets of $3.4 billion as of June 30, 2011.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of June 30, 2011, Busey Wealth Management had approximately $3.8 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.